Exhibit 99.1

CORTLAND BANCORP APPOINTS VICE CHAIRMAN

CORTLAND, OH. Cortland Bancorp (the “Company”) (OTCQB: CLDB), the parent company of The Cortland Savings and Banking Company (the “Bank”), announced today that, effective immediately, its board of directors nominated and appointed Thomas P. Perciak as Vice Chairman of the Company board of directors. In his new role, Mr. Perciak will direct his focus toward overseeing corporate governance. Mr. Perciak has served on the Company and the Bank’s Board of Directors since January 1, 2016.

“Tom Perciak is an experienced and successful business leader and elected government official,” said Chairman Timothy K. Woofter. “He brings a wealth of experience in both banking industry executive management and corporate governance through his service to other banks and nonprofit organizations.” “In his new role as Vice Chairman, Tom will play a leading role in our stockholder engagement process, representing our Board at shareholder programs and in investor meetings.

Mr. Perciak’s position as Vice Chair will require him to

•	Receive and oversee communications with retail and institutional investors that affect the Company’s long-term value;

•	Ensure availability for consultation and direct communication if requested by major shareholders;

•	Facilitate discussion among the independent directors on key issues and concerns outside of Board meetings; act as a non-exclusive conduit to the Chief Executive Officer of views, concerns and issues of the independent directors;

•	Develop the agenda for and chair the Board’s Corporate Governance Committee

•	Have regular communication with bank regulators to discuss Board oversight of management and the Company.

Tom Perciak has been Mayor of Strongsville, Ohio since 2004 following his election in November, 2003 as a write-in candidate following the death of Strongsville’s previous mayor. Known by its nickname ‘Crossroads of the Nation,’ Strongsville is Cuyahoga County’s largest city by land mass after Cleveland. Measured by population, Strongsville is the sixth largest city in Cuyahoga County.

From 1999 to 2004, Mr. Perciak was the Executive Vice President of Fifth Third Bank, Northeastern Ohio. Mr. Perciak was President and CEO of Emerald Financial Corp., the NASDAQ-traded, SEC-registered thrift holding company of The Strongsville Savings Bank, from the inception of Emerald Financial Corp. in January 1995 through August 1999 when Fifth Third Bancorp, Cincinnati, Ohio acquired Emerald Financial Corporation. During a twenty-year tenure as the principal executive officer, Mr. Perciak led The Strongsville Savings Bank from a two-office savings institution to a retail savings bank that had 16 banking offices in high growth suburban locations throughout Cuyahoga County, Lorain County and Medina County, Ohio. From April 22, 2008 through August 14, 2015, Mr. Perciak served as a director of LNB Bancorp, an SEC-registered, NASDAQ-traded bank holding company headquartered in Lorain, Ohio until its acquisition on August 14, 2015. He is the retired Chairman of the Southwest Health Center Foundation Board, a 358-bed hospital located in Middleburg Heights, Ohio. Mr. Perciak currently serves on the board of financial advisors to the Cleveland Catholic Diocese.

Cortland Bancorp Appoints Vice Chairman

May 22, 2018

As Chairman, Tim Woofter will continue to oversee the Company and Bank Board meetings. Mr. Woofter will also continue to Chair the Directors Compensation Committee and direct the compensation strategies for the Company and subsidiary bank. The Chairman, along with the Vice Chair and members of the Compensation Committee, will evaluate the CEO’s performance and meet with the CEO to discuss the Board’s evaluation.

Mr. Woofter is President, CEO, and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. He is Partner in the Woofter Family Limited Partnership; Owner, Jester Investments, a residential and commercial property rental company; Part owner and Vice President of Northern Ventures, a real estate rental company; Manager of Hartford Land LLC, a Real Estate Holding Company; and Director of the Trade Association, Steel Tank Institute. Mr. Woofter has managed and owned a business that manufactures steel storage tanks and distributes oil-handling equipment for over 40 years. He has owned and managed real estate, both residential and commercial, for over 30 years and is familiar with properties of these types and their values. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes and skills that Mr. Woofter has developed through his business and leadership experiences allow him to provide business and leadership insight to the Board.